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                                                        EXHIBIT NO. EX-99.h.1.f


                      DFA INVESTMENT DIMENSIONS GROUP INC.

                            TRANSFER AGENCY AGREEMENT
                               ADDENDUM NUMBER SIX


         THIS ADDENDUM is made as of the 2nd day of July, 2001, by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation ("DFAIDG"), and PFPC INC., formerly known as "Provident Financial Processing Corporation," ("PFPC").

                              W I T N E S S E T H:

         WHEREAS, DFAIDG is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, and its shares are registered under the Securities Act of 1933, as amended; and

         WHEREAS, DFAIDG has retained PFPC to serve as DFAIDG's transfer agent, registrar and dividend disbursing agent pursuant to a Transfer Agency Agreement dated June 19, 1989, as amended (the "Agreement"), which, as of the date hereof, remains in full force and effect; and

         WHEREAS, Paragraph 23 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought; and

         WHEREAS, the parties wish to establish procedures for the provision of pricing information to Fidelity Investments Institutional Operations Company, Inc. ("Fidelity").

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

         1. DFAIDG hereby authorizes and instructs PFPC to comply with the Remote Pricing Procedures set forth on Schedule A hereto in processing purchase and sale transactions in respect of DFAIDG's U.S. Small Cap Portfolio (formerly, U.S. 6-10 Small Company Portfolio) effected by Fidelity for the qualified retirement plans for which Fidelity serves as agent.

         2. DFAIDG may, upon Written Instruction, add additional portfolios to which this Addendum Number 6 applies.

         3. DFAIDG hereby agrees to indemnify and hold harmless PFPC to the same extent as if this Amendment Number 6 was a Written Instruction (as defined in the Agreement).

         4. In all other respects, the Agreement shall remain unchanged and in full force and effect.

         5. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to the Agreement to be executed by their duly authorized officers designated below on the date and year first above written.

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                                             DFA INVESTMENT DIMENSIONS
                                             GROUP INC.

                                             By: /s/ Catherine L. Newell
                                                 -----------------------------
                                                  Catherine L. Newell
                                                  Vice President and Secretary


                                             PFPC INC.

                                             By:/s/ Stephen M. Wynne
                                                -------------------------------
                                                  Stephen M. Wynne
                                                  Executive Vice President

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                                   SCHEDULE A

                           TRADE REPORTING PROCEDURES


Final net purchase or net redemption activity shall be provided by Fidelity to PFPC as follows:

(1) Fidelity shall fax the final net activity information for each Fund to PFPC by no later than 7:30 a.m. ET each day, regardless of whether or not activity occurred.

(2) PFPC shall notify Fidelity by 7:15 a.m. ET if the fax has not yet been received.

(3) In the event that a fax machine is unavailable to either Fidelity or PFPC, Fidelity shall provide PFPC with the activity information via a telephone call and shall confirm such information via fax as soon as practicable. Fidelity shall document the activity information reported, referencing PFPC's employee name, date and time.

(4) Upon receipt of the fax, PFPC shall notify Fidelity via telephone in order to confirm receipt of the fax and the legibility of the information.

(5) Each Business Day PFPC shall send via regular mail to Fidelity transaction confirmations of the prior Business Day's net purchase or net redemption, as the case may be, for each Fund. PFPC shall also send via regular mail to Fidelity, by no later than the fifth Business Day following calendar month close, a monthly statement for each Fund.

(6) PFPC shall provide such data to Fidelity as is necessary to record the issuance of shares to the Plan and to maintain a record of the total number of shares which are so issued, pursuant to Section 5(b) of Schedule A of the Administrative Services Agreement dated July 1, 2001 between Fidelity and DFA Investment Dimensions Group Inc. or Dimensional Investment Group, Inc.

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